Form N-2

Princeton Private Investments Access Fund

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Maximum Aggregate Offering Price	Amount of Registration Fee
Equity	Class A, Class I, Class AA, Class II, Class C, Class T and Class L shares	Rule 457(o)	$500,000,000.00	$0*

* Upon instruction from the SEC Filing Fees Branch, no registration fee is currently required to be paid upfront. A fee will be paid upon issuance of a tender offer.